Exhibit 99.1

Enable Midstream Reports Third Quarter 2015 Financial Results

  Third quarter 2015 processed volumes increased 17 percent compared to third quarter 2014
  Third quarter 2015 crude oil gathered volumes increased to 16.46 thousand barrels per day (MBbl/d), an increase of 11.95 MBbl/d compared to third quarter 2014
  Awarded new long-term, fee-based business in both the Gathering and Processing and Transportation and Storage segments
  Announced a quarterly distribution increase to $0.318 per unit

OKLAHOMA CITY--(BUSINESS WIRE)--November 4, 2015--Enable Midstream Partners, LP (NYSE: ENBL) today announced financial results for third quarter 2015. Net loss attributable to the partnership was $985 million for third quarter 2015, a decrease in earnings of $1,124 million compared to $139 million in net income attributable to the partnership for third quarter 2014.

The net loss attributable to the partnership for third quarter 2015 reflects a non-cash impairment of $1,105 million resulting from a $1,087 million non-cash impairment of goodwill and an $18 million non-cash impairment of long-lived assets. Excluding these items, adjusted net income attributable to the partnership was $120 million for third quarter 2015, a decrease of $20 million compared to $140 million in adjusted net income attributable to the partnership for third quarter 2014.

Adjusted EBITDA for third quarter 2015 was $221 million, a decrease of $10 million, or 4 percent, compared to $231 million for third quarter 2014.

Distributable cash flow (DCF) for third quarter 2015 was $153 million, a decrease of $8 million, or 5 percent, compared to $161 million for third quarter 2014.

Excluding the impact of the non-cash impairment, the decrease in net income attributable to the partnership, adjusted EBITDA and DCF is primarily a result of lower gross margin due to lower commodity prices.

MANAGEMENT PERSPECTIVE

“Enable Midstream continues to expand its gathering and processing footprint in the Anadarko basin through recently awarded long-term, fee-based gathering and processing business with dedications totaling approximately 380,000 gross acres,” said Enable Midstream President and CEO Pete Delaney. “Enable’s large market share in the prolific plays of the Anadarko basin continues to drive volume growth even in this low commodity price environment.”

“In the Transportation and Storage segment, Enable was recently awarded additional firm, fee-based natural gas transportation business serving a natural gas power plant and a large local distribution company. Enable is also focused on developing natural gas takeaway solutions for customers, including additional natural gas takeaway capacity out of the Anadarko basin.”

“As commodity environment challenges look to persist in the near-term, Enable is well positioned with a strong balance sheet, ample liquidity and significant fee-based cash flows and will remain financially disciplined with a focus on managing costs and deploying capital efficiently.”

PARTNERSHIP INCREASES QUARTERLY DISTRIBUTION

As previously announced by Enable, on October 22, 2015, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units for the quarter ended September 30, 2015. The distribution represents the fifth consecutive quarterly distribution increase since Enable paid its first quarterly distribution for the second quarter of 2014 and will be paid November 13, 2015, to unitholders of record at the close of business on November 3, 2015.

BUSINESS HIGHLIGHTS

In the Gathering and Processing segment, Enable’s per day natural gas processed volumes have increased quarter over quarter for the sixth consecutive quarter driven by strong producer activity and results in the Anadarko Basin, which includes the SCOOP, STACK and Cana Woodford plays. Recently, Enable was awarded new long-term gathering and processing business with dedications totaling approximately 380,000 gross acres in the Oklahoma Deep Mississippi, SCOOP and Greater Granite Wash plays. The partnership remains on target to add two additional 200 MMcf/d natural gas processing facilities in the SCOOP to support growing production. A 200 MMcf/d plant located in Grady County, Oklahoma, is anticipated to be in service by the first quarter of 2016 and the 200 MMcf/d Wildhorse plant, located in Garvin County, Oklahoma, is anticipated to be in service by the first quarter of 2017. During the third quarter, the partnership also added 6,900 horsepower of compression in the SCOOP, bringing total compression horsepower in that area to approximately 181,000.

In the Bakken, crude gathered volumes on Enable’s 19.5 MBbl/d Bear Den crude gathering system are currently approaching the system’s stated capacity. Crude gathered volumes on the Nesson crude gathering system continue to increase with construction completion now anticipated in the second quarter of 2016.

In the Transportation and Storage segment, the partnership was recently awarded almost 300,000 Dth/d of additional firm, fee-based transportation business to serve a natural gas power plant and a large local distribution company. The previously announced Enable Gas Transmission (EGT) expansion related to the open season conducted earlier this year is expected to be in service during the second quarter of 2017. Currently, Enable has received shipper commitments in excess of 175,000 dekatherms per day (Dth/d) related to the open season. In addition, Enable’s Bradley Lateral, an EGT lateral serving growing Oklahoma production, is still expected to be completed in the fourth quarter of 2015.

The partnership targets fee-based contracts on a firm basis, when possible. For 2016, the partnership anticipates approximately 90 percent of gross margin will be either fee-based or hedged. Over the same period, the partnership anticipates that a 10 percent increase or decrease in the price of natural gas and ethane from forecasted levels would result in an increase or decrease of approximately $5 million in Adjusted EBITDA while a 10 percent increase or decrease in the price of NGLs (excluding ethane) and condensate from forecasted levels would result in an increase or decrease of approximately $3 million in Adjusted EBITDA.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 3.17 trillion British thermal units per day (TBtu/d) for third quarter 2015, a decrease of 5 percent compared to 3.32 TBtu/d for third quarter 2014. The decrease was due primarily to lower gathered volumes in the Ark-La-Tex and Arkoma basins, partially offset by higher gathered volumes in the Anadarko basin. Much of the decrease in the Ark-La-Tex and Arkoma basins is expected to be offset by payments under minimum volume commitment contracts.

Natural gas processed volumes were 1.87 TBtu/d for third quarter 2015, an increase of 17 percent compared to 1.60 TBtu/d for third quarter 2014. The increase was primarily related to processed volume growth in the Anadarko basin, including growth from the liquids rich SCOOP play.

Gross NGL production was 83.80 MBbl/d for third quarter 2015, an increase of 23 percent compared to 68.11 MBbl/d for third quarter 2014. The increase was primarily related to increased rich gas production in the Anadarko basin.

Crude oil gathered volumes were 16.46 MBbl/d for third quarter 2015, an increase of 11.95 MBbl/d compared to third quarter 2014. The increase was driven by the continued connection of new wells to the partnership’s crude gathering systems.

Interstate transportation firm contracted capacity was 6.71 billion cubic feet per day (Bcf/d) for third quarter 2015, a decrease of 11 percent compared to 7.50 Bcf/d for third quarter 2014. The decrease was primarily related to contract expirations on the EGT interstate pipeline.

Intrastate transportation average deliveries were 1.88 TBtu/d for third quarter 2015, an increase of 13 percent compared to 1.66 TBtu/d for third quarter 2014. The increase was primarily related to intrastate transportation demand associated with increased processed gas volumes in the Anadarko basin.

THIRD QUARTER FINANCIAL PERFORMANCE

Gross margin was $359 million for third quarter 2015, a decrease of $5 million compared to $364 million for third quarter 2014.

Gathering and Processing segment gross margin was $221 million for third quarter 2015, a decrease of $1 million compared to $222 million for third quarter 2014. The decrease in gathering and processing margin was primarily related to lower commodity prices partially offset by increased volumes in the Anadarko and Williston basins.

Transportation and Storage segment gross margin was $138 million for third quarter 2015, a decrease of $5 million compared to $143 million for third quarter 2014. The decrease in transportation and storage gross margin was primarily a result of lower firm transportation revenues as a result of EGT contract expirations, lower margins on unrealized natural gas derivatives and a decrease in liquid sales related to NGLs collected under contractual arrangements due to lower NGL prices. These decreases were partially offset by higher margins related to system optimization activities.

Operation and maintenance expense was $130 million for third quarter 2015, an increase of $2 million compared to $128 million for third quarter 2014. The increase in operation and maintenance expense was primarily due to an increase in payroll-related costs for severance charges related to workforce reductions, an increase in operating expenses to support new assets and a decrease in insurance proceeds. These increases were partially offset by a lower loss on sale of assets and a lower write down of materials and supplies inventory.

Depreciation and amortization expense was $84 million for third quarter 2015, an increase of $15 million compared to $69 million for third quarter 2014. The increase was primarily due to additional assets placed into service.

Taxes other than income taxes were $15 million for third quarter 2015, an increase of $1 million compared to $14 million for third quarter 2014.

Interest expense was $23 million for third quarter 2015, an increase of $3 million compared to $20 million for third quarter 2014. The increase was primarily due to an increase in the amount of debt outstanding.

Capital expenditures were $198 million for third quarter 2015, compared to $248 million for third quarter 2014. Expansion capital expenditures were $157 million for third quarter 2015, compared to $201 million for third quarter 2014. Maintenance capital expenditures were $41 million for third quarter 2015, compared to $47 million for third quarter 2014.

OUTLOOK

Enable has updated its outlook for current commodity price and producer activity expectations with a focus on maintaining a coverage ratio of greater than 1.0x for each calendar year. The partnership’s updated outlook as of November 4, 2015 is displayed in the table below:

$ in millions, except volume numbers	2015 Outlook	2016 Outlook	2017 Outlook
Natural Gas Gathered Volumes (TBtu/d)	3.2 – 3.4	3.2 – 3.6
Natural Gas Processed Volumes (TBtu/d)	1.7 – 1.9	2.0 – 2.3
Crude Oil – Gathered Volumes (MBbl/d)	8.0 – 12.0	26.0 – 30.0
Adjusted EBITDA	$800 – $840	$810 – $870	$850 – $1,000
Adjusted Interest Expense, net	$100 – $110	$130 – $140
Maintenance Capital	$140 – $160	$105 – $125
Distributable Cash Flow	$540 – $590	$570 – $610
Per-unit Distribution Growth[1]	3% – 7%	Up to 3%	Up to 3%
Coverage Ratio	1.0x or greater
1. For 2015, distribution growth is calculated as the growth rate from Enable’s $0.30875 fourth quarter 2014 distribution to Enable's projected fourth quarter 2015 distribution

Outlook is centered on the following price assumptions:

	2015 Outlook	2016 Outlook	2017 Outlook
Natural Gas - Henry Hub ($/MMBtu)	$2.80 – $3.00	$2.75 – $3.25	$3.00 – $3.50
Mont Belvieu, Texas ($/gal)	$0.41 – $0.45	$0.41 – $0.46	$0.46 – $0.51
Conway, Kansas ($/gal)	$0.40 – $0.44	$0.38 – $0.43	$0.43 – $0.48
Crude Oil – WTI ($/Bbl)	$52.00 – $56.00	$47.50 – $57.50	$55.00 – $65.00
*NGL composite based on assumed composition of 45%, 30%, 10%, 5%, and 10% for ethane, propane, normal butane, isobutane and natural gasoline, respectively

The partnership’s updated outlook for expansion capital expenditures is displayed in the table below:

$ in millions	2015 Outlook	2016 Outlook	2017 Outlook
Contracted Expansion[1]	$700 – $900	$600 – $800	$300 – $600
Acquisitions	$80	N/A	N/A
Identified Opportunities[2]	$0 – $100	$300 – $500	$300 – $500
Total	$780 – $1,080	$900 – $1,300	$600 – $1,100

1. Contracted Expansion includes gathering, compression and processing infrastructure to support projected volume growth from current contracts and acreage dedications, including infrastructure in the SCOOP, Bakken and Greater Granite Wash plays

2. Identified Opportunities include transportation and G&P projects such as:

  Anadarko gas gathering and processing expansions
  New end-user transportation service and market access pipeline opportunities
  NGL transportation infrastructure

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing third quarter results is scheduled today at 10:00 a.m. Eastern. The dial-in number to access the conference call is 888-632-3384 and the conference call ID is ENBLQ315. Investors may also listen to the call via the partnership’s website at http://investors.enablemidstream.com/. Replays of the conference call will be available on the partnership’s website.

ABOUT ENABLE MIDSTREAM PARTNERS

The partnership owns, operates and develops strategically located natural gas and crude oil infrastructure assets. The partnership’s assets include approximately 12,500 miles of gathering pipelines, 13 major processing plants with approximately 2.3 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which the partnership owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 87.5 billion cubic feet of storage capacity. For more information visit EnableMidstream.com.

NON-GAAP FINANCIAL MEASURES

The partnership has included the non-GAAP financial measures gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP in this press release based on information in its financial statements.

Gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP are supplemental financial measures that management and external users of the partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

  The partnership’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;
  The ability of the partnership’s assets to generate sufficient cash flow to make distributions to its partners;
  The partnership’s ability to incur and service debt and fund capital expenditures; and
  The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of gross margin to revenues, Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest, Adjusted EBITDA to net cash provided by operating activities and net (loss) income attributable to Enable Midstream Partners, LP to adjusted net income attributable to Enable Midstream Partners, LP, the most directly comparable GAAP financial measures, on a historical basis, as applicable, for each of the periods indicated. The partnership believes that the presentation of gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP should not be considered as alternatives to net income, operating income, revenue, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP may be defined differently by other companies in the partnership’s industry, its definitions of gross margin, Adjusted EBITDA, distributable cash flow and adjusted net income attributable to Enable Midstream Partners, LP may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding the partnership’s strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on the partnership’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. The partnership assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. The partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the partnership’s actual results and plans could differ materially from those expressed in any forward-looking statements.

ENABLE MIDSTREAM PARTNERS, LP CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$357	$539	$1,043	$1,839
Service revenue	289	264	809	793
Total Revenues	646	803	1,852	2,632
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	287	439	856	1,550
Operation and maintenance (including expenses from affiliates)	130	128	391	383
Depreciation and amortization	84	69	233	205
Impairments	1,105	1	1,105	1
Taxes other than income taxes	15	14	45	41
Total Cost and Expenses	1,621	651	2,630	2,180
Operating (Loss) Income	(975)	152	(778)	452
Other Income (Expense):
Interest expense (including expenses from affiliates)	(23)	(20)	(66)	(50)
Equity in earnings of equity method affiliates	7	5	21	12
Other, net	—	3	2	(2)
Total Other Income (Expense)	(16)	(12)	(43)	(40)
(Loss) Income Before Income Taxes	(991)	140	(821)	412
Income tax expense	—	1	2	2
Net (Loss) Income	$(991)	$139	$(823)	$410
Less: Net (loss) income attributable to noncontrolling interest	(6)	—	(6)	2
Net (Loss) Income attributable to Enable Midstream Partners, LP	$(985)	$139	$(817)	$408
Limited partners' interest in net (loss) income attributable to Enable Midstream Partners, LP	$(985)	139	$(817)	$408

ENABLE MIDSTREAM PARTNERS, LP NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In millions)
Reconciliation of gross margin to total revenues:
Total revenues	$646	$803	$1,852	$2,632
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	287	439	856	1,550
Gross margin	$359	$364	$996	$1,082

Reconciliation of Adjusted EBITDA and distributable cash flow to net (loss) income attributable to controlling interest:
Net (loss) income attributable to Enable Midstream Partners, LP	$(985)	$139	$(817)	$408
Add:
Depreciation and amortization expense	84	69	233	205
Interest expense, net of interest income	23	20	66	50
Income tax expense	—	1	2	2
EBITDA	$(878)	$229	$(516)	$665
Add:
Loss on extinguishment of debt	—	—	—	4
Distributions from equity method affiliates	10	7	37	13
Other non-cash losses	4	8	30	8
Impairments	1,105	1	1,105	1
Less:
Other non-cash gains	(13)	(9)	(13)	(9)
Equity in earnings of equity method affiliates	(7)	(5)	(21)	(12)
Adjusted EBITDA	$221	$231	$622	$670
Less:
Adjusted interest expense, net (1)	(27)	(23)	(77)	(60)
Maintenance capital expenditures	(41)	(47)	(113)	(107)
Current income taxes	—	—	(1)	—
Distributable cash flow	$153	$161	$431	$503

(1)  Adjusted interest expense, net excludes the effect of the amortization of the premium on Enable Oklahoma’s fixed rate senior notes. This exclusion is the primary reason for the difference between “Interest expense, net” and “Adjusted interest expense, net.”

ENABLE MIDSTREAM PARTNERS, LP NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$207	$269	$491	$561
Interest expense, net of interest income	23	20	66	50
Net loss (income) attributable to noncontrolling interest	6	—	6	(2)
Income tax expense	—	1	2	2
Deferred income tax (expense) benefit	—	—	(1)	1
Equity in earnings of equity method affiliates, net of distributions	(3)	(2)	(16)	(1)
Impairments	(1,105)	(1)	(1,105)	(1)
Other non-cash items	3	(5)	4	(11)
Changes in operating working capital which (provided) used cash:
Accounts receivable	37	(20)	35	11
Accounts payable	12	(5)	82	96
Other, including changes in noncurrent assets and liabilities	(58)	(28)	(80)	(41)
EBITDA	$(878)	$229	$(516)	$665
Add:
Loss on extinguishment of debt	—	—	—	4
Distributions from equity method affiliates	10	7	37	13
Impairments	1,105	1	1,105	1
Other non-cash losses	4	8	30	8
Less:
Other non-cash gains	(13)	(9)	(13)	(9)
Equity in earnings of equity method affiliates	(7)	(5)	(21)	(12)
Adjusted EBITDA	$221	$231	$622	$670

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In millions)
Reconciliation of net (loss) income attributable to Enable Midstream Partners, LP to adjusted net income attributable to Enable Midstream Partners, LP:
Net (loss) income attributable to Enable Midstream Partners, LP	$(985)	$139	$(817)	$408
Impairments	(1,105)	(1)	(1,105)	(1)
Adjusted net income attributable to Enable Midstream Partners, LP	120	140	288	409

ENABLE MIDSTREAM PARTNERS, LP OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating Data:
Gathered volumes—TBtu	291	306	866	913
Gathered volumes—TBtu/d	3.17	3.32	3.17	3.34
Natural gas processed volumes—TBtu	172	147	488	418
Natural gas processed volumes—TBtu/d	1.87	1.60	1.79	1.53
NGLs produced—MBbl/d(1)	83.80	68.11	73.81	67.63
NGLs sold—MBbl/d(1)(2)	81.63	68.87	74.45	69.60
Condensate sold—MBbl/d	4.63	3.52	5.34	4.31
Crude Oil - Gathered volumes—MBbl/d	16.46	4.51	10.76	2.37
Transported volumes—TBtu	425	418	1,395	1,373
Transportation volumes—TBtu/d	4.62	4.54	5.10	5.02
Interstate firm contracted capacity—Bcf/d	6.71	7.50	7.25	8.69
Intrastate average deliveries—TBtu/d	1.88	1.66	1.85	1.62

(1) Excludes condensate.
(2) NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

CONTACT:
Enable Midstream Partners, LP
Media
Brian Alford, 405-553-6984
or
Investor
Matt Beasley, 405-558-4600